                               ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of August 14, 1998, by and between GATEFIELD CORPORATION, a Delaware corporation, with its principal executive offices at 47100 Bayside Parkway, Fremont, California 94538 ("GateField") and ACTEL CORPORATION, a California corporation, with offices at 955 East Arques Avenue, Sunnyvale, California 94086 ("Actel").

                                      RECITALS

     WHEREAS, the Design Services Business Unit of GateField, located at 200 Valley Road, Suite 300, Mt. Arlington, New Jersey, is engaged in the business of providing prototyping design services and verification services for electronic systems, integrated circuits and other electronic components (the "Design Services Business").

     WHEREAS, GateField desires to sell and Actel desires to purchase all right, title and interest of GateField in and to all of the assets of GateField used in the Design Services Business, other than the Excluded Assets (as defined below).

     WHEREAS, GateField desires to license to Actel and Actel desires to license from GateField the Retained Intellectual Property (as defined below) used in the Design Services Business.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and representations set forth herein, and for other good and valuable consideration, the parties hereby agree as follows:


                                      ARTICLE I

                             PURCHASE AND SALE OF ASSETS

     Section 1.1 DESCRIPTION OF ASSETS TO BE ACQUIRED. Upon the terms and subject to the conditions set forth in this Agreement, subject to Section 1.2 hereof, at the Closing (as defined in Section 3.1 hereof), GateField shall convey, sell, transfer, assign and deliver to Actel, and Actel shall purchase from GateField, all right, title and interest of GateField in and to all of the properties and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise and wherever situated) of GateField used in the Design Services Business (the "Purchased Assets"), including:

          (a) CAPITAL EQUIPMENT AND HARD ASSETS. All capital equipment and other hard assets including but not limited to computer systems and related proprietary documentation listed on Schedule 1.1(a) attached hereto;

          (b) INVENTORY AND WORK IN PROGRESS. All inventory and work in progress, including samples, displays and/or prototypes, listed on Schedule 1.1(b) attached hereto;

          (c) ASSIGNED CONTRACTS. All right, title, interest and claims of GateField to those agreements, licenses, unfilled orders and commitments listed on Schedule 1.1(c) attached hereto (the "Assigned Contracts");

          (d) ACCOUNTS RECEIVABLE. All right, title and interest of GateField in and to the accounts receivable of the Design Services Business listed on
Schedule 1.1(d) attached hereto (the "Accounts Receivable");

          (e) TRADEMARKS, SERVICE MARKS, TRADE NAMES AND BRAND NAMES. All trademarks, trade names and service marks (and all applications therefor), brand names, trade dress, logos, product names and other identifying marks or packaging and their associated goodwill relating to the Design Services Business listed on Schedule 1.1(e) attached hereto (the "Trademarks");

          (f) PATENTS. The issued and pending patents and patent applications relating to the Design Services Business listed on Schedule 1.1(f) attached hereto (the "Patents");

          (g) FACILITIES. All fixtures, furniture, office equipment, leases of real and personal property and other assets related to the facilities located at 200 Valley Road, Suite 306, Mt. Arlington, New Jersey listed on Schedule 1.1(g) attached hereto (the "Facilities");

          (h) OTHER ASSETS. All other assets listed on Schedule 1.1(h) attached hereto, which shall include the cash balance in the amount of $3,000 held in the GateField Imprest Account, and all of the books and records, sales brochures, marketing analyses, customer files, lists of customers, outstanding written customer orders, purchase orders and other customer commitments, lists of suppliers and vendors and mailing lists, of the Design Services Business ("Other Assets"); and

          (i) DESIGN SERVICE TECHNOLOGY. All software, technical knowledge and information, know-how, formulae, designs, process technology, trade secrets, mask works and copyrights (including all applications and registrations with respect thereto), inventions, inventor's work papers and notebooks, disclosure of inventions, research and development in progress, artwork and all other proprietary information and similar intangible rights in each case issued under or created, established, governed, or protected by the laws of any jurisdiction in the world (including all claims for damages for past infringement by any other Person of any of the foregoing, with the right to sue for and collect the same, and including all goodwill associated therewith) owned or controlled by GateField that are currently used by GateField exclusively in the Design Services Business listed on Schedule 1.1(i) attached hereto (together with the Trademarks and Patents, the "Design Service Technology").

     The items, property and rights described in (a) through (i) above shall be collectively referred to as the "Purchased Assets."

     Section 1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary in Section 1.1 hereof, the parties hereto agree that the Purchased Assets shall not include any of the items set forth in Schedule 1.2 attached hereto (the "Excluded Assets").

     Section 1.3 ASSUMPTION OF LIABILITIES; EXCLUDED LIABILITIES. Actel hereby agrees to assume and satisfy in full the following obligations and liabilities of GateField (collectively, the "Assumed Liabilities"): (i) all obligations and liabilities of GateField under the Assigned Contracts; and
(ii) those obligations and liabilities of GateField set forth in Schedule 1.3 hereto. Actel expressly does not and shall not assume or become liable for any liabilities (including but not limited to, any and all liabilities related to Taxes), obligations, litigation, disputes, debts, payables, counterclaims, rights of set-off or return, or commitments or claims (including, but not limited to, any claims of persons employed by GateField prior to the Closing for employee pay or benefits or any claims arising out of GateField's termination of employment of any of its employees) whether known, unknown, accrued, absolute, contingent, matured, unmatured or other, of GateField or any other Person (collectively, "Liabilities"), except for the Assumed Liabilities.

     For purposes of this Agreement, "Person" means an individual, partnership, corporation, limited liability corporation, association, joint stock company, trust, joint venture, unincorporated organization, or governmental entity (or any department, agency, or political subdivision thereof).

     Section 1.4    LICENSE GRANTS.

          (a) LICENSE GRANT TO ACTEL. Subject to the terms and conditions of this Agreement, GateField hereby grants to Actel a non-exclusive, worldwide, royalty-free, fully paid up, perpetual, non-transferable (except pursuant to Section 1.4(a)(iii) hereof), irrevocable right and license under the Retained Intellectual Property for Actel (A) to use, reproduce, modify, create derivative works of and otherwise exploit the source code for GateField's Target Silicon Software and Concept Silicon Software (the "Source Code"), compile the Source Code and modifications and derivative works thereof into object code form and distribute such object code and (B) to internally use 10 copies of the object code version of GateField's ASIC Master 4 and ASIC Master 5 Software, in connection with the operation of the Design Services Business.

     For purposes of this Agreement, "Retained Intellectual Property" means the source and object code for GateField's Target Silicon Software and Concept Silicon Software and the object code for the ASICmaster Software, as well as all documentation, technical knowledge and information, and know-how with respect thereto.

               (i) SUBLICENSES. The licenses granted to Actel in Section 1.4(a) shall include the right for Actel to grant sublicenses to the Retained Intellectual Property to its customers pursuant to licenses entered into by Actel in its conduct of the Design Services Business.

               (ii) NO IMPLIED LICENSES. Nothing herein shall be construed to grant to Actel, by estoppel, implication, or otherwise, any right, title, interest or license in or to any know-how, trade secrets, or other intellectual property owned or controlled by GateField other than as expressly granted in this Section 1.4.

               (iii) ASSIGNMENT. Actel may not assign any of the rights or licenses granted pursuant to Section 1.4(a) hereof to any third party without the prior written consent of GateField, except (i) as provided in Section 1.4(a)(i) hereof, (ii) to the acquiror of 50% or more of the voting stock of Actel or all or substantially all of the assets of Actel (provided that such acquiror is not a direct competitor of GateField), (iii) in connection with the sale of the Design Services Business to a third party and (iv) in connection with Actel's proposed reincorporation into the State of Nevada. Any attempted assignment in conflict with this Section 1.4(a)(iii) shall be null and void.

          (b) GRANT OF LICENSE BACK TO GATEFIELD. Subject to the terms and conditions of this Agreement, Actel hereby grants to GateField a non-exclusive, worldwide, royalty-free, fully paid up, non-transferable, perpetual, irrevocable right and license for GateField to use, reproduce, modify, create derivative works of, distribute and otherwise exploit the source code for the Reusable Subcircuit Modules purchased by Actel pursuant to this Agreement, in connection with the operation of GateField's business.

               (i)    NO RIGHT TO SUBLICENSE.  Nothing contained in this
Section 1.4(b) shall imply the grant of any right to GateField to sublicense any of the Design Services Technology to any third party.

               (ii) NO IMPLIED LICENSES. Nothing herein shall be construed to grant to GateField, by estoppel, implication, or otherwise, any right, title, interest or license in or to any know-how, trade secrets, or other intellectual property owned or controlled by Actel other than as expressly granted in this
Section 1.4(b). Nothing herein shall be construed to grant to GateField, by estoppel, implication, or otherwise, any right to take any action which would violate the terms of the Covenant Not to Compete contained in Section 5.11 hereof.

               (iii) NON-EXCLUSIVE LICENSE. GateField agrees and acknowledges that Actel shall have the right to exploit the Design Services Technology in any manner that Actel deems advisable.

     Section 1.5    NON-ASSIGNMENT OR SUBCONTRACTING OF CERTAIN ASSIGNED
CONTRACTS.

          (i) Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment of any of the Assigned Contracts shall require the consent of any other party (or in the event that any of the same shall be nonassignable or unable to be subcontracted), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or subcontract or an agreement to assign or subcontract if such assignment or subcontract or attempted assignment or subcontract would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, GateField shall use commercially reasonable efforts to obtain the consent of such other party to an assignment to Actel as soon as possible after the Closing.

          (ii) PERFORMANCE BY GATEFIELD; PAYMENT. Until such consents are obtained, Actel shall be entitled to receive from GateField the economic and other benefits under such Assigned Contract or order to the extent possible, and Actel shall bear the economic and other obligations under such Assigned Contract or order (and thus be obligated to perform services for, and provide products to, GateField as may be required to enable GateField to perform under such Assigned Contract or order). GateField shall cooperate with Actel in any arrangement mutually designed by GateField and Actel to perform Actel's obligations with respect to such Assigned Contract after the Closing, which arrangements may include performance by GateField of such Assigned Contract on a subcontract basis or enforcement, for the account and benefit of Actel, of any and all rights of GateField or Actel against any other Person arising out of the breach or cancellation by such other Person or otherwise, all of such actions to be at the direction of GateField and to be at the expense of GateField, except that to the extent GateField performs under an Assigned Contract, GateField may retain revenue from such Assigned Contract sufficient to cover its subcontract expense. GateField shall transfer to Actel any revenues received for performance of and under any such unassigned contract, subject to the exception in the prior sentence, and shall reimburse Actel for all costs and expenses, including increased obligations, resulting from an inability of GateField to assign such Assigned Contracts to Actel and receive the benefits of such assignment.

     Section 1.6 SOFTWARE DELIVERABLES. All software included in the Purchased Assets or licensed to Actel pursuant to Section 1.4(a) hereof shall be transmitted electronically by GateField to Actel.


                                      ARTICLE II

                                    PURCHASE PRICE

     Section 2.1 CONSIDERATION. Upon the terms and subject to the conditions set forth herein, at the Closing, Actel shall purchase from GateField for the consideration described in Section 2.2 hereof, all right, title and interest in and to the Purchased Assets and assume the Assumed Liabilities from GateField, and GateField shall sell, transfer, assign and deliver to Actel the Purchased Assets, Assumed Liabilities and Retained Intellectual Property.

     Section 2.2 PURCHASE PRICE. Actel shall purchase the Purchased Assets for a purchase price (the "Purchase Price") which shall consist of an Initial Payment and the Earn-Out Payments, as such terms are defined in paragraphs 2.2(a) and 2.2(b) hereof, respectively.

          (a) INITIAL PAYMENT. An initial payment (the "Initial Payment") will be paid to GateField by Actel by wire transfer at the Closing, to an account designated by GateField prior to the Closing, in the amount of Five Million Dollars ($5,000,000) subject to adjustments pursuant to Section 2.2(a)(i) below.

               (i) ADJUSTMENT BASED ON ACCOUNTS PAYABLE. No later than twenty-four (24) hours prior to the Closing, GateField shall cause to be prepared and shall provide to Actel a list, attached hereto as Schedule 2.2(a)(i), of the accounts payable outstanding as of the Closing Date which relate exclusively to the Purchased Assets (the "Accounts Payable"). To the extent that the aggregate amount of Accounts Payable set forth on Schedule 2.2(a)(i) is greater than the aggregate amount of Accounts Receivable assumed by Actel in connection herewith, Actel shall reduce the Initial Payment by an amount equal to the difference between the Accounts Payable and the Accounts Receivable. To the extent that the aggregate amount of Accounts Payable is less than the aggregate amount of Accounts Receivable assumed by Actel in connection herewith, Actel shall increase the Initial Payment by an amount equal to the difference between the Accounts Receivable and the Accounts Payable. Any adjustment made to the Initial Payment pursuant to this Section 2.2(a)(i) shall be referred to herein as the "Closing Date Adjustment Amount."

                    (A) If Actel and GateField cannot mutually agree on the determination of the Closing Date Adjustment Amount on or prior to the Closing, then an amount equal to the average of the Closing Date Adjustment Amount proposed by each party shall be withheld from the Initial Payment, and the parties shall negotiate in good faith for a period of ten (10) days after the Closing Date to arrive at a determination of the Closing Date Adjustment Amount. If the parties do not reach resolution during such ten (10) day period, then Actel and GateField may proceed to arbitration under the rules then in effect of the American Arbitration Association. The determination of the arbitrator(s) shall be binding, final and conclusive on the parties. The expenses in connection with any arbitration shall be borne equally by the parties unless determined otherwise by the arbitrator(s). The amount determined to be the Closing Date Adjustment Amount pursuant to this Section 2.2(a)(i) shall be paid as soon as possible after the parties reach such determination, without interest, by wire transfer or as otherwise specified by the other party.

          (b) EARN-OUT PAYMENTS. Additional payments (the "Earn-Out Payments") will be made to GateField by Actel, if due pursuant to this Section 2.2(b), with respect to each of the twelve (12) consecutive calendar quarters beginning with the quarter ending December 31, 1998 and ending with the quarter ending September 30, 2001 (the "Earn-Out Period"). Each Earn-Out Payment will be calculated and paid following the end of each calendar quarter during the Earn-Out Period as follows:

               (i) In the event that the Quarterly Profit (as defined below) for such quarter is greater than the Threshold Amount (as defined below), Actel shall pay GateField 50% of the difference between the Quarterly Profit and the Threshold Amount.

               (ii) In the event that the Quarterly Profit for such quarter is less than or equal to the Threshold Amount, or there is a Quarterly Loss, there shall be no Earn-Out Payment made by Actel to GateField with respect to such quarter.

               (iii) The "Threshold Amount" shall initially be $250,000. Subsequent to the first quarter with respect to which any Earn-Out Payment is due, Earn-Out Payments shall be calculated on a cumulative basis in the manner
described in this Section 2.2 (b)(iii).   In the event that the Quarterly Profit
with respect to a quarter is greater than $0 but less than or equal to the Threshold Amount, then the Threshold Amount shall be increased by an amount equal to the difference between the Threshold

Amount and the Quarterly Profit. In the event that there is a Quarterly Loss in a quarter, the Threshold Amount shall be increased by the sum of $250,000 plus the absolute value of the Quarterly Loss. Such adjusted Threshold Amounts shall be carried forward into subsequent quarters until an Earn-Out Payment is earned, at which time the Threshold Amount shall be reset to $250,000. In no event shall the Threshold Amount be less than $250,000.

               (iv) Notwithstanding the foregoing, in no event shall the aggregate amount of Earn-Out Payments exceed $1,000,000. In addition, any amounts payable pursuant to Claims (as defined in Section 8.3 hereof) which are offset against Earn-Out Payments pursuant to the provisions of Section 8.10 hereof, and any amounts offset against Earn-Out Payments pursuant to Section 2.3 hereof, shall be included in the calculation of the aggregate amount of Earn-Out Payments made pursuant to this Section 2.2.

               (v)   As used in this Agreement,

                    (A) "Quarterly Revenue" means the total revenue represented by invoices issued by the Design Services Business during a quarter in accordance with GateField's current revenue recognition policy for the Design Services Business, which the parties agree is the following:

                         (1)  revenue is recognized on cost plus fixed fee and
time and materials contracts upon the issuance of invoices to customers on a monthly basis, based upon hours of services performed under the contract; and

                         (2)  revenue is recognized on fixed price contracts
upon the issuance of invoices to customers on a monthly basis, based upon certain milestones.

                    (B) "Expenses" means all costs incurred (in accordance with and consistent with the current accounting policies in use by the Design Services Business) by the Design Services Business with respect to a quarter, including, but not limited to, all employee salaries, benefits and bonuses, costs related to the lease of real and personal property, costs related to the depreciation of purchased real and personal property, utilities and other building related costs, equipment expense, consulting fees, reasonable travel and entertainment and other costs incurred by the Design Services Business, but shall not include any overhead costs of Actel which have not been incurred for the direct benefit of the Design Services Business or any goodwill amortization or provision for income taxes; and

                    (C) "Quarterly Profit" means the Quarterly Revenue for a quarterly period, less Expenses. If such calculation produces a negative number, the amount of such negative number shall be "Quarterly Loss."

               (vi) By way of example, if the Quarterly Profit for the Design Services Business for the first full fiscal quarter following the Closing is $250,000, no Earn-Out Payment would be due for such quarter. If the Quarterly Profit in the next fiscal quarter is $350,000, the Earn-Out Payment would be equal to 50% of $350,000 less $250,000, or $50,000. If the Quarterly Profit in the next fiscal quarter is $150,000, no Earn-Out Payment would be due for such quarter and the Threshold Amount would be increased by the difference between $250,000 and $150,000, or $100,000, for a new Threshold Amount of $350,000. If
the Quarterly Profit in the next fiscal quarter is $350,000, the Earn-Out Payment would equal the difference between $350,000 and $350,000 or $0, and the Threshold Amount would be equal to $250,000.

               (vii) Actel shall make all Earn-Out Payments due to GateField within thirty (30) days after the end of the fiscal quarter for which such payment is due. Payments may be made by check. Whether or not a payment is made, Actel shall provide GateField with a written statement signed by Actel's Chief Financial Officer within thirty (30) days after the end of each fiscal quarter during the Earn-Out Period showing in reasonable detail the supporting calculations for the payment or nonpayment.

     Section 2.3    RIGHTS OF SET-OFF AGAINST EARN-OUT PAYMENTS.

          (a) UNCOLLECTIBLE ACCOUNTS RECEIVABLE. If any of the Accounts Receivable listed on Schedule 1.1(d) attached hereto is determined by Actel not to be collectible, Actel shall have the right to reduce and offset any future Earn-Out Payments earned by GateField pursuant to Section 2.2 hereof by the entire amount of such Account Receivable which is determined not to be collectible. Prior to offsetting any amount against the Earn-Out Payments, Actel shall notify GateField of the nature and amount of any such offset.

          (b) BREACH OF COVENANT NOT TO COMPETE. In the event that GateField breaches the terms of its Covenant Not to Compete set forth in
Section 5.11 hereof, Actel shall have the right to reduce and offset any future Earn-Out Payments earned by GateField pursuant to Section 2.2 hereof by the reasonable costs and fees (including attorneys' fees and expenses) incurred in connection with the enforcement by Actel of the Covenant Not to Compete against GateField.

     Section 2.4 GATEFIELD'S AUDIT RIGHTS DURING EARN-OUT PERIOD. GateField shall have the right to inspect and/or audit the books and records which support amounts used in calculating each Earn-Out Payment. This right shall be exercisable by GateField by notifying Actel in writing at any time until ninety
(90) days after the end of the Earn-Out Period. Upon receiving such notice from GateField, Actel shall have forty-five (45) days to make available such books and records for GateField's inspection. If after making such inspection or audit, it is determined by an independent auditor mutually selected by Actel and GateField that any Earn-Out Payment was understated, then Actel shall pay the balance of the Earn-Out Payment. If after making such inspection or audit, it is determined that any Earn-Out Payment was overstated, then GateField shall refund to Actel the amount overpaid. If it is determined by an independent auditor that such Earn-Out Payment was understated or overstated by five percent (5%) or more, then Actel shall pay the cost of such audit. If it is determined by an independent auditor that such Earn-Out Payment was understated or overstated by less than five percent (5%), then GateField shall pay the cost of such audit.

     Section 2.5 CONDUCT OF ACTEL'S BUSINESS. Nothing in this Agreement shall affect Actel's ability to operate its business and Design Services Business in a manner that Actel deems advisable. Without limiting the foregoing, nothing in this Agreement shall obligate Actel to operate its business or the Design Services Business in such a manner as to generate or maximize the Earn-Out Payments.

     Section 2.6 ALLOCATION. The Purchase Price shall be allocated among the Purchased Assets by Actel in accordance with applicable law for all tax purposes and in any and all filings, declarations and reports with the Internal Revenue Service ("IRS") or other tax authority in respect thereof. The parties agree not to take a position contrary to the allocation schedule on any tax return or any documents (including Form 8594) filed by any of said parties with federal, state, foreign or local authorities.

     Section 2.7 POST-CLOSING SALE OF DESIGN SERVICES BUSINESS. From and after the Closing Date until September 30, 2001, in the event that Actel enters into a transaction with a third party to sell all or substantially all of the Purchased Assets to such third party (a "Post-Closing Sale"), to the extent that the purchase price paid by such third party (the "Sale Price") to acquire the Purchased Assets exceeds $5,000,000, then on the closing date of the Post-Closing Sale, Actel shall pay GateField an amount equal to 50% of the Sale Price less (x) any transaction costs incurred by Actel in connection with the Post-Closing Sale, (y) any amounts already paid to GateField pursuant to the Earn-Out Payments or offset against the Earn-Out Payments, and (z) the amount by which the Threshold Amount in effect on the closing date of such Post-Closing Sale exceeds $250,000; PROVIDED, HOWEVER, that in no event shall any amount payable to GateField pursuant to this Section 2.7 exceed $1,000,000 less (A) the aggregate amount paid to GateField pursuant to Earn-Out Payments or off-set against the Earn-Out Payments and (B) the amount by which the Threshold Amount in effect on the closing date of the Post-Closing Sale exceeds $250,000.


                                     ARTICLE III

                                       CLOSING

     Section 3.1 CLOSING. The closing for the transactions contemplated by this Agreement (the "Closing") shall take place on August 14, 1998 (the "Closing Date") at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California or such other time and place as mutually agreed upon by the parties.

     Section 3.2 DELIVERY BY GATEFIELD. At the Closing, GateField and Actel shall take such actions and execute and deliver such agreements, bills of sale and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including, without limitation, the following:

          (a) GateField, through its officers, agents and employees, shall deliver to Actel all right, title and interest in the Purchased Assets, including the assignment to Actel of all right title and interest in and to the Design Services Technology in accordance with Article I hereof.

          (b) GateField and Actel shall execute and deliver the Additional Agreements (as defined in Article VI hereof).

          (c) GateField shall deliver or cause to be delivered to Actel a release of all mortgages, liens, security interests, pledges, negative pledges, encumbrances, assessments or liabilities for assessment, title retention agreements, title insurance exceptions, restrictions or restraints on transfer, defects of title, charges in the nature of a lien or security interest, or options (whether consensual, statutory or otherwise) (each a "Lien" and collectively, the "Liens") on the Purchased Assets other than Permitted Encumbrances (as defined below).

          (d) Other than Permitted Encumbrances (as defined below), GateField and Actel shall deliver or cause to be delivered to one another such other instruments and documents necessary or appropriate to evidence the due execution, delivery and performance of this Agreement and such other separate instruments of sale, assignment or transfer that Actel may reasonably deem necessary or appropriate in order to perfect, confirm or evidence in Actel title to all or any part of the Purchased Assets free of any Liens (other than Assumed Liabilities and Permitted Encumbrances).

          (e) GateField shall deliver to Actel evidence reasonably satisfactory to Actel that the parties to the Assigned Contracts listed on Schedule 1.1(c) have agreed to the assignment of such Assigned Contracts to Actel (without any modification, other than such modifications satisfactory to Actel in its sole discretion), except as set forth on Schedule 5.8 hereto.

     Section 3.3 DELIVERY BY ACTEL. At the Closing, Actel shall deliver to GateField the Initial Payment equal to Five Million Dollars ($5,000,000) in cash, subject to any adjustment pursuant to Section 2.2(a)(i) hereof.


                                      ARTICLE IV

                            REPRESENTATIONS AND WARRANTIES

     Section 4.1 REPRESENTATIONS AND WARRANTIES OF ACTEL. Actel hereby represents to GateField that:

          (a) ORGANIZATION. Actel is a corporation duly organized, validly existing and in good standing under the laws of California.

          (b) AUTHORIZATION. Actel has full corporate power and authority to enter into this Agreement and the Additional Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Actel has taken all necessary and appropriate corporate action with respect to the execution, delivery and performance of this Agreement and the Additional Agreements, and this Agreement and the Additional Agreements constitute valid and binding obligations of Actel, enforceable in accordance with their terms except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights and remedies generally and rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c) BROKER FEES. Actel is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any of the transactions contemplated hereby.

          (d) NO VIOLATION. Neither the execution of this Agreement or the Additional Agreements, nor the performance hereof or thereof by Actel, nor the consummation of the transactions contemplated hereby or thereby will:
(i) conflict with or result in any breach or violation of the terms of any decree, judgment, order, law or regulation of any court or other governmental body, now in effect, applicable to Actel; (ii) conflict with, or result in, with or without the passage of time or the giving of notice, any breach of any of the material terms, conditions and provisions of, or constitute a material default under, or result in the creation of any material Lien upon any material indenture, mortgage, lease, agreement or other instrument to which Actel is a party or by which it is bound; or (iii) violate or conflict with any provision of Actel's Articles of Incorporation or Bylaws. No consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority is required to be made or obtained in order to permit the execution, delivery and performance of this Agreement or the Additional Agreements by Actel, or the consummation of the transactions contemplated by this Agreement or the Additional Agreements.

     Section 4.2 REPRESENTATION AND WARRANTIES OF GATEFIELD. GateField hereby represents and warrants to Actel that, except as set forth in the separate disclosure schedule delivered by GateField to Actel attached hereto as EXHIBIT A (the "GateField Disclosure Schedule"):

          (a) CORPORATE ORGANIZATION OF GATEFIELD. GateField is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority to conduct the Design Services Business in the places where the Design Services Business is now conducted.

          (b) AUTHORIZATION OF GATEFIELD. GateField has full corporate power and authority to enter into this Agreement and the Additional Agreements and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including, without limitation, the execution and delivery of this Agreement, the Additional Agreements, general conveyances, bills of sale, assignments, and other documents and instruments evidencing the conveyance of the Purchased Assets and delivered in accordance with Section 3.2 hereof (the "Closing Documents"). GateField has taken all necessary and appropriate corporate action with respect to the authorization, execution and delivery of this Agreement, the Additional Agreements and the Closing Documents. No authorization on the part of GateField's stockholders is necessary in connection with the transactions contemplated by this Agreement. No other corporate proceedings on the part of GateField are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and the Additional Agreements constitute valid and binding obligations of GateField, enforceable in accordance with their terms except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights and remedies generally and rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c) BROKERS' AND FINDERS' FEES. GateField is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Additional Agreements in connection with any transactions contemplated hereby or thereby.

          (d)  CONTRACTS.   Schedule 1.1(c) lists all contracts, agreements,
commitments and other arrangements to which GateField is a party or by which GateField or any of the Purchased Assets is bound which are necessary for the conduct of the Design Services Business as presently conducted. GateField has delivered to Actel a correct and complete copy of each written agreement (as amended to date) listed in Schedule 1.1(c). With respect to each such agreement: (A) the agreement is a legal, valid and binding obligation of GateField in full force and effect in all respects, and enforceable by GateField in accordance with its terms (except as may be limited to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or equitable remedies), and will continue to be legal, binding, enforceable, in full force and effect following the Closing on terms identical to those in effect immediately prior to Closing; (B) GateField is not in breach or default under the agreement and, to the best knowledge of GateField, no other party to the agreement is in breach or default of the agreement, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement;
(C) GateField has not, and to the best knowledge of GateField, no other party to the Agreement has, repudiated any provision of the agreement; and (D) GateField does not have any reason to believe that the service called for thereunder cannot be supplied in accordance with its terms.

          (e) TITLE TO PROPERTY. GateField has good and marketable title to, or a valid leasehold interest in, the Purchased Assets, free and clear of all Liens except for permitted encumbrances listed on Section 4.2(e) of the GateField Disclosure Schedule attached hereto (the "Permitted Encumbrances").
At the Closing, Actel will obtain good and marketable title to the Purchased Assets, free and clear of all Liens except for the Permitted Encumbrances. The Purchased Assets are in good operating condition and repair, except for reasonable wear and tear, and are suitable and adequate for use in the ordinary course of business of the Design Services Business. The leases (the "Leases") listed on Schedule 1.1(g) attached hereto are binding, valid and enforceable in accordance with their terms (except as may be limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies), and there are no current defaults or events which have occurred with which the giving of notice or lapse of time or both would constitute a material default by GateField under any of the Leases. Immediately after the Closing, Actel will be entitled to the continued use and possession of the property subject to the Leases pursuant to the terms thereof. There is no pending or, to the best knowledge of GateField, threatened condemnation or similar proceeding affecting any of the real property subject to the Leases. GateField has access to all utilities, including water and sewer, necessary to operate the Design Services Business in the normal course as presently conducted and there are no unpaid assessments for the installation thereof or charges for making connection thereto that have not been fully paid which would have a Material Adverse Effect on the Design Services Business. To the best knowledge of GateField, there are no ordinances pending or contemplated authorizing improvements, the cost of which might be assessed against the property subject to the Leases.

     For purposes of this Agreement, "Material Adverse Effect" means any event, change or effect which is or would be materially adverse to the business, operations, properties, assets (including intangible assets), financial condition, prospects or results of operation of the Design Services Business.

          (f) ASSETS. The Purchased Assets include all the assets necessary to operate the Design Services Business in the same manner as the Design Services Business was operated by GateField prior to the Closing, other than the Excluded Assets. The Purchased Assets are suitable for the purpose or purposes for which they are being used, are in good operating condition and in reasonable repair, and free from any known defects, except such minor defects as do not materially interfere with the continued use thereof. Each tangible Purchased Asset has been serviced and maintained in accordance with customary industry practices. There are no existing contracts, agreements, commitments or arrangements with any Person to acquire any of the assets or properties of GateField used in the Design Services Business (or any interest therein) except for this Agreement and licenses of certain Intellectual Property Rights to customers of the Design Services Business entered into during the ordinary course of business of the Design Services Business. GateField has made available for inspection by Actel all reports and documents in GateField's possession pertaining to the condition of the Purchased Assets. The Purchased Assets do not constitute more than half of GateField's inventory and equipment measured by the value of the Purchased Assets on the date of this Agreement.

          (g)  INTELLECTUAL PROPERTY RIGHTS.

               (i) Section 4.2(g)(i)(A) of the GateField Disclosure Schedule identifies and provides a brief description of all Design Service Technology.
Section 4.2(g)(i)(B) of the GateField Disclosure Schedule identifies and provides a brief description of all Intellectual Property Rights owned by any other Person and licensed to or used by GateField in connection with the Design Services Business (except for any software that is licensed to GateField under any third party software license that is generally available to the public) and identifies the license agreement or other agreement under which such software, products or other Intellectual Property Right is being licensed to or used by GateField.

     For purposes of this Agreement, "Intellectual Property Rights" means all current and future patents and other patent rights, trademarks, trade names, service marks, software, technical knowledge and information, know-how, formulae, designs, process technology, trade secrets, mask work rights and copyrights (including all applications and registrations with respect thereto), inventions, inventor's work papers and notebooks, disclosure of inventions, research and development in progress, moral rights, artwork and all other proprietary information and similar intangible rights in each case issued under or created, established, governed, or protected by the laws of any jurisdiction in the world.

               (ii) The Design Service Technology and the license to the Retained Intellectual Property contained in Section 1.4(a) hereof constitute all of the Intellectual Property Rights necessary to enable Actel to conduct the Design Services Business in the manner in which such business is currently being conducted. Except in the ordinary course of business consistent with past practice, GateField has not licensed or otherwise made available any of the Design Service Technology to any Person. GateField has not entered into any covenant not to compete or contract limiting its ability to exploit fully any of the Design Service Technology or to transact the Design Services Business in any market or geographical area or with any Person.

               (iii) GateField is not obligated to make any payment to any Person for the use or other exploitation of any Design Service Technology. GateField has taken all reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Design Service Technology and otherwise to maintain and protect the value of all Design Service Technology.

               (iv) Each Intellectual Property Right embodied in the Design Service Technology which constitutes a patent, trademark, service mark, copyright or other Intellectual Property Right that is registered with any federal or state governmental body or agency is valid and subsisting and no fraud or misrepresentation was made in connection with any such registration. All required maintenance, annuity and similar fees with respect to such registrations have been fully and timely paid.

               (v) GateField has not at any time by or in the course of conducting the Design Services Business, interfered with, infringed, misappropriated, violated or made any unlawful use of any Intellectual Property Rights of any other Person in any respect; except, however, that with respect to Intellectual Property Rights that are patents and other patent rights, to the best knowledge of GateField, GateField has not at any time by or in the course of conducting the Design Services Business, interfered with, infringed, misappropriated, violated or made any unlawful use of any patent rights of any other Person in any respect. GateField has not received since its inception, with respect to the Design Services Business, any charge, complaint, claim, demand, or notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential interference, infringement, misappropriation, violation or unlawful use of, any Intellectual Property Right owned by any other Person (including any claim that GateField must license or refrain from using any Intellectual Property Rights of any other Person). To the best knowledge of GateField, no other Person is interfering with, infringing, misappropriating or making any unlawful use of, and no Intellectual Property Right owned by any other Person conflicts with, any Design Service Technology.

               (vi) Each contract under which any Design Service Technology is licensed to GateField is legal, valid, binding and enforceable (except as may be limited to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or equitable remedies), is in full force and effect, is fully paid up, and will continue to be legal, binding, enforceable, in full force and effect and fully paid following the Closing on terms identical to those in effect immediately prior to Closing, except as may be modified by the licenses contained in Section 1.4 hereof. GateField is not in breach of or default with respect to any such contract, has not received any notice or communication (in writing or otherwise) related to any potential or alleged breach or default, and to the best knowledge of GateField, no other Person is in breach of or default with respect to any such contract.

               (vii) GateField has the right to license to Actel all Intellectual Property Rights subject to the licenses contained in Section 1.4(a) hereof, and GateField has all right, power and authority to enter into the licenses granted pursuant to the licenses contained in Section 1.4(a) hereof.

               (viii) Except as set forth in Section 4.2(g)(viii) of the GateField Disclosure Schedule and other than in the ordinary course of business consistent with past practice, GateField has not incurred (and there is no reasonable basis to believe that GateField will incur) any liability under any indemnification or similar provision relating to infringement or misappropriation of any third party's Intellectual Property Right pursuant to any Assigned Contract.

          (h) COMPLIANCE WITH LAW. GateField is in compliance in all material respects with all foreign, federal, state and local laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions applicable to the Design Services Business. GateField has been granted any and all licenses, permits (temporary and otherwise), authorization and approvals from federal, state, and local government regulatory bodies necessary to carry on the Design Services Business as currently conducted, all of which are currently valid and in full force and effect in all material respects. All of such licenses, permits, authorizations, and approvals shall be transferred to Actel effective as of the Closing, and shall be valid and in full force and effect to the same extent as if GateField were continuing operation of the Design Services Business. There is no order issued, investigation or proceeding pending, or to the best knowledge of GateField, threatened, or notice served with respect to any violation of any law, ordinance, order, writ, decree, rule or regulation issued by any federal, state, local or foreign court or governmental agency or instrumentality applicable to the Design Services Business or the Purchased Assets.

          (i) NO VIOLATION. Neither the execution, delivery and performance of this Agreement or the Additional Agreements or the other documents and instruments to be executed and delivered by GateField pursuant hereto or thereto, nor the consummation of the transactions contemplated hereby or thereby will: (i) conflict with or result in any breach or violation of the terms of any decree, judgment, order, law or regulation of any court or other governmental body, now in effect, applicable to GateField or the Purchased Assets; (ii) conflict with, or result in, with or without the passage of time or the giving of notice, any breach of any of the material terms, conditions and provisions of, or constitute a material default under, or result in the creation of any material Lien upon any of the Purchased Assets pursuant to, any indenture, mortgage, lease, agreement or other instrument to which GateField is a party or by which it or any of the Purchased Assets are bound; (iii) permit the acceleration of the maturity of any indebtedness of GateField secured by the Purchased Assets; (iv) violate or conflict with any provision of GateField's Certificate of Incorporation, Bylaws, or similar organizational instruments; or
(v) give
rise to any dissenters rights or other claims from GateField stockholders. No consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority is required to be made or obtained in order to permit the execution, delivery or performance of this Agreement or the Additional Agreements by GateField, or the consummation of the transactions contemplated by this Agreement or the Additional Agreements.

          (j) LITIGATION. Neither GateField nor, to the best knowledge of GateField any officer, director, employee or agent of GateField, is a party to any pending or, to the best knowledge of GateField, threatened action, suit, proceeding or investigation, at law or in equity or otherwise in, for or by any court or other governmental body involving: (i) the Purchased Assets, (ii) the Design Services Business or (iii) the transactions contemplated by this Agreement or the Additional Agreements. There is no claim, investigation, litigation, action, suit, or proceeding, administrative or judicial, pending or, to the best knowledge of GateField, threatened against GateField or, to the best knowledge of GateField, any officer, director, employee or agent of GateField involving the Purchased Assets, at law or in equity, before any federal, state, local, or foreign court, or regulatory agency, or other governmental authority, including, without limitation, any unfair labor practice or grievance proceedings or otherwise. GateField has not received any notice of any such proceeding.

          (k) TAXES. All Taxes (as hereinafter defined) due or payable by GateField, and all interest and penalties thereon, whether disputed or not, have been paid in full. All Tax returns, statements, reports, forms and other documents required to be filed in connection with the Taxes related to the Purchased Assets or the Design Service Business have been duly and timely filed (and no extension of any filing date applicable thereto has been requested or granted) and were correct and complete in all respects. All amounts required to be withheld and all deposits required by law to be made by GateField with respect to employee withholding Taxes have been duly made (insofar as the failure to pay such Taxes could result in any Liability to Actel). GateField is not delinquent in the payment of any Tax, assessment or governmental charge or deposit, and GateField does not have any deficiency or claim currently pending, outstanding or asserted against it, and there is no basis for any such Tax deficiency or claim. There is no audit currently pending regarding any Taxes and GateField has not extended the period in which any Tax could be assessed or collected. No tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfers contemplated by this Agreement, and GateField is not a person other than a United States person within the meaning of the Code. There are no liens for Taxes upon the Purchased Assets except liens for current Taxes not yet due. None of the Assumed Liabilities could give rise to the payment by GateField of any amount that would not be deductible pursuant to
Section 280G of the Code. None of the Purchased Assets (i) is property that is required to be treated as owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code,
(ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iii) is "tax exempt use property within the meaning of Section 168(b) of the Code. For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any taxing authority responsible for the imposition of any such tax (domestic or foreign) related or attributable in each case to the Purchased Assets or the Design Services Business, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

          (l)  ENVIRONMENTAL COMPLIANCE.   With respect to the operations of the
Design Services Business, (i) GateField is and has been in compliance with Environmental Laws and GateField has not received any notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) GateField has not received notice of any Environmental Claim filed or threatened against it, or against any Person whose liability for any Environmental Claim GateField has retained or assumed either contractually or by operation of law and there are no past or present actions, activities, circumstances, conditions, events or incidents, that could reasonably be expected to form the basis of any Environmental Claim against GateField or against any Person whose liability for any Environmental Claim GateField has retained or assumed either contractually or by operation of law; (iii) GateField has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials or condition so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; and (iv) to the best knowledge of GateField, no Hazardous Materials are present in, on, or under any properties owned, leased or used at any time (including both land and improvements thereon) by GateField, or for its business, and no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased or used at any time (including both land and improvements thereon) by GateField, so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws.
For the purposes of this Agreement, "Environmental Claim" means any notice, claim, act, cause of action or investigation by any Person or governmental or private entity alleging potential liability arising out of, based on or resulting from (A) the presence, or release into the environment, or exposure of any Person to Hazardous Materials or (B) any violation, or alleged violation, of any Environmental Law. "Environmental Laws" means all national, provincial, local and foreign laws, regulations or permit requirements relating to protection of human health or the environment. "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof.

          (m) ACCURACY OF DOCUMENTS AND INFORMATION. The copies of all instruments, agreements, other documents and written information furnished to Actel by GateField are complete and correct in all respects. Subject to the qualifications set forth in Section 4.2(n) [Projections] below, no representations or warranties made by GateField in this Agreement or the Additional Agreements, nor any Closing Document or Schedule furnished to Actel or its agents pursuant to this Agreement or the Additional Agreements contains any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading. GateField has not provided to Actel any U.S. government classified information regarding any of GateField's contracts.

          (n)  PROJECTIONS.

               (i) GateField has delivered to Actel certain projections dated as of June 30, 1998 which include GateField's projected revenues and costs and expenses for the Design Services Business for the fiscal quarter ended June 30, 1998, the six-month period ending December 31, 1998 and the fiscal year ending December 31, 1999 (the "Projections"). The Projections were prepared by GateField in good faith, and GateField believes there is a reasonable basis for such projections, and that the assumptions underlying the projections were reasonable as of the date of the Projections and are reasonable as of the date hereof.

          (o) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of GateField related to the Design Services Business, all of which are reflected properly on the books and records of GateField, are valid receivables subject to no setoffs, defenses or counterclaims, are current and collectible in accordance with their terms at their recorded amounts.

          (p) ABSENCE OF CERTAIN CHANGES AND EVENTS. Since March 31, 1998, there has not been:

               (i) Any material adverse change in the business, financial condition, results of operation, assets, liabilities or prospects of the Design Services Business or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such adverse change;

               (ii) Any event, including, without limitation, shortage of materials or supplies, fire, explosion, accident, requisition or taking of property by any governmental agency, flood, drought, earthquake or other natural event, riot, act of God or the public enemy, or damage, destruction or other casualty, whether covered by insurance or not, which has had or could reasonably be expected to have a Material Adverse Effect on the Design Services Business or the Purchased Assets;

               (iii) Any transaction relating to the Design Services Business which was entered into or carried out by GateField other than in the ordinary course of business consistent with past practice;

               (iv) Any material change made by GateField in its method of operating the Design Services Business or its accounting practices relating thereto;

               (v) Any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed by GateField to be imposed on or with respect to the Purchased Assets other than the Permitted Encumbrances;

               (vi) Any sale, lease or disposition of, or any agreement to sell, lease or dispose of any of the Purchased Assets, other than sales, leases or dispositions in the ordinary course of business consistent with past practice;

               (vii) Any employment contract or collective bargaining agreement, written or oral, entered into by GateField or modification by GateField of the terms of any existing such contract or agreement related to any Employee (as defined in Section 4.2(s) hereof);

               (viii) Any increase in the base compensation or change in employment terms of any Employee except in the ordinary course of business consistent with past practice;

               (ix) Any action taken by GateField to adopt, amend, modify, or terminate any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any Employee except in the ordinary course of business consistent with past practice;

               (x) Any material adverse change or, to the best knowledge of GateField, any threat of any material adverse change, in GateField's relations with, or any loss or, to the best knowledge of GateField, any threat of loss, of any of the Design Services Business's major customers, distributors, suppliers or dealers;

               (xi) Any material damage, destruction or loss (whether or not covered by insurance) to the Purchased Assets;

               (xii) Any adverse modification, waiver, change, amendment, release, rescission, accord and satisfaction or termination of, or with respect to, any Assigned Contract;

               (xiii) Any labor disputes or disturbances materially adversely affecting the business, financial condition, results of operation, assets, liabilities or prospects of the Design Services Business, including, without limitation, the filing of any petition or charge of unfair labor practices with the National Labor Relations Board;

               (xiv) Any waivers of any material rights under the Assigned Contracts;

               (xv) Any dispositions or abandonment of any Design Service Technology or rights thereto or application therefor other than in the ordinary course of business consistent with past practice;

               (xvi) Any license or sublicense of any rights granted by GateField under or with respect to any Design Service Technology other than in the ordinary course of business consistent with past practice;

               (xvii) Any change made or authorized in the charter or bylaws of GateField that would have an adverse affect on the Design Services Business; or

               (xviii)   Any commitment to do any of the foregoing.

          (q) ABSENCE OF UNDISCLOSED LIABILITIES. There are no debts, liabilities or obligations with respect to the Design Services Business assumed by Actel pursuant to this Agreement or to which the Purchased Assets are subject, whether liquidated, unliquidated, accrued, absolute, contingent or otherwise, other than the Assumed Liabilities.

          (r) THIRD PARTY CONSENTS. No consent, approval, or authorization of any third party on the part of GateField is required in connection with the consummation of the transactions contemplated hereunder except as listed in
Section 4.2(r) of the GateField Disclosure Schedule.

          (s) EMPLOYEES. Section 4.2(s) of the GateField Disclosure Schedule attached hereto contains a list of all employees of the GateField Design Business immediately prior to the Closing (the "Employees"), all independent contractors and consultants performing services specifically for the Design Services Business, all sales representatives of the GateField Design Business, and all persons receiving commissions from GateField in connection with the GateField Design Business, including the location where the same are employed, together with their respective current rates of compensation. No Employee of the GateField Design Business has any claim against GateField (whether under federal, state, local or foreign Law, under any employee agreement or otherwise) on account of or for (a) overtime pay, other than overtime pay for the payroll period ending on or after the Closing Date, (b) wages or salaries,
(c) vacations, time off or pay in lieu of vacation or time off, including vacation or time off (or pay in lieu thereof) earned with respect to the current fiscal year of GateField, or (d) severance or other termination payments. GateField has performed and undertaken all acts necessary in connection with the transactions contemplated by this Agreement to comply with the applicable provisions of the Worker Adjustment and Retraining Notification Act ("WARN").

               (i) Each Employee has entered into and executed GateField's standard form of Invention Assignment and Confidentiality Agreement
("Proprietary Information Agreement").   Each Proprietary Information Agreement
is legal, valid, binding and enforceable (except as may be limited to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or equitable remedies), and in full force and effect immediately prior to the Closing. GateField has not utilized in the conduct of the Design Services Business prior to the Closing, and does not believe it will be necessary for Actel to utilize in the conduct of the Design Services Business after the Closing, any inventions of any Employee in which any such Employee has an ownership interest.

          (t)  LABOR RELATIONS.

               (i) With respect to the Design Services Business, GateField has not failed to comply in any respect with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of Employees. GateField has not failed to comply in any material respect with any other applicable federal, state and local laws, rules and regulations relating to employment.

               (ii) There are no labor controversies pending or, to the best knowledge of GateField, threatened between GateField and any of the Employees or any labor union or other collective bargaining unit representing any of the Employees. To the best knowledge of GateField, no union activity of any type, including solicitation of employees, has taken place at GateField. GateField is not a party to or bound by any collective bargaining agreements or arrangements. GateField has no policies or practices which would, and has taken no actions to, limit or prohibit in any way any union organizing efforts.

          (u) PENSION, PROFIT SHARING, ETC. The GateField Investment Plan 401(k) Plan ("Plan") is the only "Employee Pension Benefit Plan" as defined in
Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which is or has been maintained, contributed to, or required to be contributed to, by GateField or any other Person under common control with GateField within the meaning to Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") (an "ERISA Affiliate") for the benefit of any Employee. The Plan has received a favorable determination letter from the IRS as to the qualified status under the Tax Reform Act of 1986 and subsequent legislation and nothing has occurred since the IRS issued a favorable determination on the Plan that would cause the IRS to change its favorable determination. All contributions required by law or the Plan have been timely made. No event of the type set forth in Section 4043(b) of ERISA has occurred and is continuing with respect to the Plan other than as may result from the transactions contemplated hereby. There are no material claims, investigations or lawsuits which have been asserted or instituted against the assets of GateField under the Plan and no reasonable basis for any such claim or lawsuit exists. The Plan is being maintained, operated, and administered in all material respects in accordance with its terms and all provisions of ERISA (including rules and regulations thereunder) and other applicable laws. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to the Plan. The Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Actel, GateField or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the best of the knowledge of GateField or any ERISA Affiliates, threatened by the Internal Revenue Service or the Department of Labor with respect to the Plan. Neither GateField nor any ERISA Affiliate is subject to any penalty or tax with respect to the Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

          (v) INTERESTED PARTY RELATIONSHIPS. GateField does not have any material financial interest, direct or indirect, in any supplier or customer or any other party to any Assigned Contract.

          (w) CERTAIN PAYMENTS. In connection with the Design Services Business, GateField has not and, to the best knowledge of GateField, no Person directly or indirectly on behalf of GateField, has made or received any payment that was not legal to make or receive.

          (x) BOOKS AND RECORDS. The books and records of GateField to which Actel and its accountants and attorneys have been given access are the true and correct books and records of GateField and accurately reflect the underlying facts and transactions in all material respects.


                                      ARTICLE V

                                      COVENANTS

     Section 5.1    CONFIDENTIALITY.

          (a)  CONFIDENTIAL INFORMATION.

               (i) CONFIDENTIALITY OBLIGATIONS OF GATEFIELD. From and after the date hereof, except as required by law, statute, rule or regulation, GateField and its employees, officers, directors and agents hereby agree not to
(A) disclose any confidential information provided by Actel to GateField and its employees, officers, directors and agents pursuant to the terms of the Nondisclosure Agreement between Actel and GateField dated as of June 23, 1998;
(B) disclose to any Person in any manner, directly or indirectly, any confidential information or data related to or concerning the Design Services Business or the Purchased Assets, whether of a technical or commercial nature; or (C) use, or permit or assist, by acquiescence or otherwise, any Person, association, firm, corporation or other to use, in any manner, directly or indirectly, any confidential information described in phrases (A) or (B) of this subsection (i), except where such information is at the time generally known to the public and did not become generally known through any breach of any provision of this Section 5.1(a)(i).

               (ii) CONFIDENTIALITY OBLIGATIONS OF ACTEL. From and after the date hereof, except as required by law, statute, rule or regulation, Actel and its employees, officers, directors and agents hereby agree not to (A) disclose any confidential information provided to Actel by GateField and its employees, officers, directors and agents pursuant to the terms of the Nondisclosure Agreement between Actel and GateField dated as of June 23, 1998 (other than information provided to Actel that is related to the Design Services Business or the Purchased Assets, or provided to Actel pursuant to the licenses granted in
Section 1.4 hereof); or (B) use, or permit or assist, by acquiescence or otherwise, any Person, association, firm, corporation or other to use, in any manner, directly or indirectly, any confidential information descibed in phrase
(A) of this subsection (ii), except where such information is at the time generally known to the public and did not become generally known through any breach of any provision of this Section 5.1(a)(ii).

          (b) PUBLIC ANNOUNCEMENT. The parties hereto hereby agree to maintain the confidentiality of the terms and conditions of this Agreement, except to the extent disclosure is required by law, statute, rule or regulation, provided, however, that the parties hereto hereby agree to issue a mutually agreeable joint press release upon the Closing of the transactions contemplated hereby. Each party will review and agree to the text of such press release and any other public announcement related to this Agreement or the transactions contemplated hereby prior to the release thereof. The parties hereto acknowledge that GateField and Actel may be obligated to file this Agreement with the Securities and Exchange Commission ("SEC") and the Nasdaq National Market and, in its discretion, may request confidential treatment for such period of time and for such items as it deems appropriate.

     Section 5.2 DOCUMENTS AND RECORDS. At any time and from time to time after the Closing, as soon as practicable but in any event within ten (10) days after any request by Actel, GateField shall deliver, or cause to be delivered, to Actel such historical financial information and data and such other information and data concerning the operations of the Design Services Business prior to the Closing, and shall render such cooperation and use commercially reasonable efforts to cause its independent public accountants to render such cooperation as Actel shall reasonably request, in order to enable Actel to complete and file all federal, state or foreign forms and reports which it may be required to file with respect to the operations of the Design Services Business prior to the Closing or to respond to audits by any taxing authorities with respect to such operations.

     Section 5.3    TRANSFER OF CUSTOMERS AND ASSIGNED CONTRACT.

          (a) INTENT. It is the intent of parties hereto that all of GateField's backlog, if any, relating to the Design Services Business be transferred to Actel. Accordingly, the parties agree to use commercially reasonable efforts to facilitate such transfer of customers as soon as possible.

          (b) PURCHASE ORDER DATA. GateField shall provide or make available to Actel, upon Actel's reasonable request, a list of all outstanding written customer orders, purchase orders and other customer commitments from GateField's current customers, and the names of all such customers, which relate to the Design Services Business (the "Current Customers").

          (c) TRANSFER OF ORDERS; ASSIGNMENTS. Subject to the terms and conditions of this Agreement, GateField and Actel agree to use commercially reasonable efforts to (i) conduct joint contacts with the Current Customers (as appropriate) for the purpose of attempting to obtain such customers' consent to transfer orders from GateField to Actel (or to issue new orders to Actel for the same or similar items) (ii) assign GateField's rights and benefits under the Assigned Contracts to Actel, (iii) novate such Assigned Contracts requiring novation to effect an assignment thereof and (iv) transfer GateField's performance obligations under the Assigned Contracts to Actel subject to the provisions of Section 1.5 hereof.

     Section 5.4    ACCOUNTS PAYABLE AND ACCOUNTS RECEIVABLE.

               (i) From and after the Closing Date, in the event that GateField pays any outstanding Account Payable listed in Schedule 2.2(a)(i) attached hereto, Actel shall reimburse GateField cash in the actual amount paid by GateField, as soon as possible after receipt by Actel of documents necessary and appropriate to evidence such payment by GateField.

               (ii) From and after the Closing Date, in the event that GateField receives any payments of any Accounts Receivable listed in Schedule 1.1(d) attached hereto, GateField shall pay

Actel cash in the actual amount received and collected by GateField, as soon as possible after receipt of documents necessary and appropriate to evidence the amount received by GateField in payment thereof.

               (iii) Actel agrees to use commercially reasonable efforts to collect the Accounts Receivable after the Closing.

     Section 5.5 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and use commercially reasonable efforts to do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     Section 5.6 ACCESS BY GATEFIELD TO INFORMATION. With respect to the books and records relating to the Design Services Business maintained by GateField prior to the Closing, where there is a legitimate purpose not injurious to Actel, including, without limitation, an audit of GateField by the Internal Revenue Service or any other taxing authority, Actel shall allow GateField or its representatives appropriate access to such books and records during regular business hours of the Design Services Business, upon reasonable notice.

     Section 5.7    TAXES.

          (a) SALES TAX. GateField and Actel shall each pay one half of any sales, use and other transfer taxes or other charges or duties arising out of the purchase and sale of the Purchased Assets pursuant to this Agreement.

          (b)  TAX RETURNS.  GateField shall be responsible for and pay when due
(i) all of GateField's Taxes attributable to or levied or imposed upon the Purchased Assets relating or pertaining to period (or that portion of any period) ending on or prior to the date of the Closing (including without limitation any personal property Taxes attributable to any period or portion thereof prior to the Closing) and (ii) all Taxes attributable to, levied or imposed upon, or incurred in connection with the assets, operations or employees of the Design Services Business for any period (or portion of any period) through the date of Closing. GateField and Actel shall timely file within the time period for filing, or any extension granted with respect thereto, all of their respective Tax returns required to be filed in connection with the purchase and sale of the Purchased Assets and any such portion of such Tax returns connected therewith shall be true and correct and completed in accordance with applicable laws.

     Section 5.8    INDEMNIFICATION FOR UNASSIGNED PURCHASED ASSETS.
Schedule 5.8 attached hereto lists each Purchased Asset (including Assigned Contracts) for which consent to assignment to Actel was required pursuant to this Agreement, and for which consent was not obtained by GateField on or prior to the Closing. GateField shall use commercially reasonable efforts to obtain such consents. GateField hereby agrees to indemnify, defend and hold harmless Actel and each of its affiliates, subsidiaries, officers, directors, stockholders, successors and assigns (collectively, "Affiliates"), against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses actually suffered or incurred by Actel or any of its Affiliates, including, without limitation, interest, penalties, reasonable attorneys' fees and reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever (collectively, "Assignment Damages") asserted against, resulting to, imposed upon or incurred by such parties, directly or indirectly, by reason of or resulting from (i) any failure by GateField to obtain consent for the assignment to Actel of any Assigned Contract listed on Schedule 5.8 hereof and
(ii) any suit, action or other proceeding brought by any governmental entity or any other Person arising out of, or in any way related to, any of the matters which are the subject of indemnification under clause (i) above. Actel and GateField shall adhere to the procedures set forth in Sections 8.5 and 8.7 of this Agreement in connection with any rights to indemnification arising under this Section 5.8. Notwithstanding anything to the contrary contained in this
Section 5.8, (x) the aggregate liability of GateField under this Section 5.8 and
Article VIII hereof shall not exceed that portion of the Purchase Price actually paid to GateField by Actel, and (y) GateField shall not be liable to indemnify Actel for any Assignment Damages except to the extent that the cumulative amount of the Assignment Damages actually incurred by Actel hereunder exceed the sum of Twenty Thousand Dollars ($20,000).

     Section 5.9 ASSIGNMENTS OF TRADEMARKS, PATENT RIGHTS AND COPYRIGHTS. GateField and Actel agree to use their best efforts to file the Assignment of Trademarks and Assignment of Patent Rights with the Patent and Trademark Office ("PTO") promptly after the Closing. With respect to any unregistered trademarks and copyrights of GateField included in the Purchased Assets, upon the request and at the expense of Actel, GateField agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with Actel in doing, all things necessary, proper or advisable to register such trademarks and copyrights with the PTO or the Copyright Office, as appropriate.

     Section 5.10 ADMINISTRATIVE SUPPORT. GateField agrees to supply administrative support of up to two (2) people at $75 per hour for up to an aggregate of twenty (20) hours per week for up to sixty (60) days after Closing to assist in the transfer of the Design Services Business to Actel, or longer as mutually agreed by the parties hereto.

     Section 5.11 COVENANT NOT TO COMPETE. GateField, for itself and its successors and assigns, covenants and agrees with Actel that, for the period (the "Covenant Term") commencing on the Closing Date and ending on the earliest of (i) four (4) years after the Closing Date; (ii) the date of termination of the Product Marketing Agreement by Actel; and (iii) the date of termination of the Product Marketing Agreement by GateField due to a Bad Faith Breach (as such term is defined in the Product Marketing Agreement) of such Agreement by Actel, it will not, anywhere in the world:

               (a) own, manage, operate or control, or participate in the ownership (whether through equity or phantom equity or appreciation mechanisms), or have any interest in as an employee, consultant, advisor, agent, owner, partner, co-venturer, principal, director, stockholder, lender in any business or enterprise that provides prototyping design services and verification services for electronic systems, integrated circuits and other electronic components ("Design Services"); PROVIDED, HOWEVER, the foregoing shall not prohibit the ownership, in the aggregate, directly or indirectly, of less than five percent (5%) of any class of securities of a business or enterprise that is engaged in Design Services so long as such business or enterprise is listed on a national securities exchange or traded publicly in the over-the-counter market;

               (b) solicit or participate in the solicitation of any Person or entity to engage in any aspect of providing Design Services; or

               (c) employ or retain (as a consultant, employee or otherwise), or participate in the solicitation of, any Person who is employed or retained by Actel to perform services for the Design Service Business at any time during the Covenant Term, or any Person who was employed in the Design Services Business immediately prior to the Closing.

               (d) EXCEPTIONS TO COVENANT. Notwithstanding anything else contained herein to the contrary, the parties hereto agree that the Covenant Not to Compete contained in this Section 5.11 shall not apply to the following activities:

                     (i) the provision by GateField of Design Services to a licensee of any of GateField's products that (i) are not Distribution Products or (ii) are Embedded Products (as such terms are defined in the Product Marketing Agreement);

                     (ii) the provision by GateField of Design Services following the closing of an Acquisition (as hereinafter defined) of GateField by a third party that was engaged in the provision of Design Services prior to such acquisition; and

                     (iii) the provision by GateField of Design Services following the closing of an Acquisition by GateField of a third party, provided that no more than 25% of the revenues of such party for such party's fiscal year immediately preceding such Acquisition were directly or indirectly attributable to the provision of Design Services.

               For purposes of this subsection (d), "Acquisition" of a party means (x) a merger, consolidation, reorganization, stock purchase or similar transaction in which the stockholders of the acquired party before such transaction own less than 50% of the voting stock of the surviving or acquiring entity immediately after such transaction, (y) a transaction in which the acquiror of a party obtains the right to elect a majority of the Board of Directors of the acquired party, or (z) the sale or disposition of all or substantially all of the assets of the acquired party.

               (e) INJUNCTIVE RELIEF. The parties hereto acknowledge that any breach of the foregoing covenants (collectively, the "Covenant Not to Compete") cannot adequately be compensated with money damages, and that in the event of a breach of the Covenant Not to Compete, Actel shall be entitled to all remedies at law or in equity which are available, including, without limiting the generality of the foregoing, injunctive relief (without any bond or other security required), or any other appropriate decree of specific performance, without the necessity of showing that monetary damages would not provide an adequate remedy, and that such remedies shall not be exclusive and shall be in addition to any other remedy which Actel may have as a result of such violation.

               (f) SCOPE OF THE COVENANT. The parties hereto agree that the duration and geographical scope of the Covenant Not to Compete are not broader than the scope of the Design Services Business and are reasonable given the nature of the Design Services Business. Should the Covenant Not to Compete be adjudged to any extent invalid by any competent court, said Covenant will be deemed modified to the extent necessary to render it enforceable; PROVIDED, HOWEVER, such modification is authorized only to the extent required to cause such provision to be enforceable.

     Section 5.12   EMPLOYEES.

               (a) RETAINED EMPLOYEES. Immediately after the Closing, GateField shall terminate employment of the Employees named in Schedule 5.12 attached hereto. Actel assumes no obligation hereunder to hire any Employee after the Closing. GateField agrees to use commercially reasonable efforts to enforce the Proprietary Information Agreements against each Employee after the Closing.

               (b) RETAINED RESPONSIBILITIES. GateField agrees to satisfy, and use commercially reasonable efforts to cause its insurance carriers to satisfy, all claims of GateField's employees, including, but not limited to, all claims for benefits, whether insured or otherwise (including, but not limited to, worker's compensation, life insurance, medical and disability programs), under GateField's employee benefit plans brought by, or in respect of, the employees, arising out of events occurring prior to the Closing Date, in accordance with the terms and conditions of such programs or applicable workers' compensation statutes. Actel shall not assume any of the employee benefit and employee stock incentive plans of GateField in which any employee of GateField has participated on or prior to the Closing Date, and Actel shall have no liability whatsoever to any employees of GateField with respect to accrued or future benefits under any such employee plans, whether or not any of such employees are offered employment by, or become employees of, Actel.

     Section 5.13 INJUNCTIVE RELIEF. GateField and Actel acknowledge and agree that their respective remedies at law for any breach of their respective obligations under this Article V hereof would be inadequate, and agree and consent that temporary and permanent injunctive relief may be granted in a proceeding which may be brought to enforce any provision of this Article V without the necessity of proof of actual damage.


                                      ARTICLE VI

                                ADDITIONAL AGREEMENTS

     Section 6.1 PRODUCT MARKETING AGREEMENT. At the Closing, GateField and Actel shall enter into the Product Marketing Agreement attached hereto as EXHIBIT B and made a part hereof (the "Product Marketing Agreement").

     Section 6.2 SERIES C PREFERRED STOCK PURCHASE AGREEMENT. At the Closing, GateField and Actel shall enter into the Series C Preferred Stock Purchase Agreement attached hereto as EXHIBIT C and made a part hereof (the "Stock Purchase Agreement").

     Section 6.3 AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT. At the Closing, GateField and Actel shall enter into the Amended and Restated Registration Rights Agreement attached hereto as EXHIBIT D and made a part hereof (the "Rights Agreement").

     Section 6.4 ASSIGNMENT OF TRADEMARKS. At the Closing, GateField and Actel shall enter into the Assignment of Trademarks attached hereto as EXHIBIT E and made a part hereof (the "Assignment of Trademarks").

     Section 6.5 ASSIGNMENT OF PATENT RIGHTS. At the Closing, GateField and Actel shall enter into the Assignment of Patent Rights attached hereto as EXHIBIT F and made a part hereof (the "Assignment of Patent Rights").

     Section 6.6 BILL OF SALE. At the Closing, GateField shall execute and deliver to Actel the Bill of Sale attached hereto as EXHIBIT G and made a part hereof (the "Bill of Sale").

     Section 6.7 AGENCY AGREEMENT. At the Closing, GateField shall execute and deliver to Actel the Agency Agreement attached hereto as EXHIBIT H and made a part hereof (the "Agency Agreement"). The Agency Agreement, Product Marketing Agreement, Stock Purchase Agreement, Rights Agreement, Assignment of Trademarks, Assignment of Patent Rights and Bill of Sale shall be collectively referred to herein as the "Additional Agreements."


                                    ARTICLE VII

                      CONDITIONS TO OBLIGATIONS AT THE CLOSING

     Section 7.1 CONDITIONS TO ACTEL'S OBLIGATION AT THE CLOSING. The obligations of Actel to close the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

          (a) The representations and warranties made by GateField in this Agreement and the statements contained in any schedule delivered in connection herewith or in any instrument, list, certificate or writing delivered by GateField pursuant to this Agreement shall be true and correct in all material respects at and as of the Closing Date.

          (b) GateField shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by GateField prior to or at the Closing.

          (c) GateField shall have procured all of the third party consents specified in Section 4.2(s) of the GateField Disclosure Schedule, and the parties hereto shall have received all required authorizations, consents, and approvals of governments and governmental agencies (except as contemplated by Section 1.4 hereof).

          (d) No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or the Additional Agreements,
(B) cause any of the transactions contemplated by this Agreement or the Additional Agreements to be rescinded following consummation, (C) materially adversely affect the right of Actel to control the Design Services Business following the Closing Date, or (D) affect adversely the right of Actel to own the Purchased Assets (including without limitation the Design Service Technology) and to operate the Design Services Business, and no such injunction, judgment, order, decree, ruling or charge shall be in effect and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused or will likely cause any of the effects under clause
(A), (B), (C), or (D) of this Section 7.1(d) to occur.

          (e) The Chief Executive Officer of GateField shall have delivered to Actel a certificate to the effect that each of the conditions specified above in Sections 7.1(a)-(d) (inclusive) is satisfied in all respects.

          (f) Tony Farinaro shall have executed and delivered an Employment Agreement in the form and substance satisfactory to Actel and such agreement shall be in full force and effect.

          (g) Actel shall have received from counsel to GateField an opinion in form and substance as set forth in EXHIBIT 7.1(g) attached hereto, addressed to Actel, and dated as of the Closing Date (the "GateField Legal Opinion").

          (h) Actel shall have received a release for all of the Purchased Assets subject to a Lien from Coast Business Credit.

          (i) GateField and Actel shall have executed and delivered the Additional Agreements.

          (j) Actel shall have received such other separate instruments of sale, assignment or transfer that Actel may reasonably deem necessary or appropriate in order to perfect, confirm or evidence in Actel title to all or any part of the Purchased Assets.

          Section 7.2 CONDITIONS TO GATEFIELD'S OBLIGATIONS AT THE CLOSING. The obligations of GateField to close the transactions contemplated by this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

          (a)   The representations and warranties of Actel set forth in Section
4.1 above shall be true and correct in all material respects at and as of the Closing Date.

          (b) Actel shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it prior to or at the Closing.

          (c) The Chief Financial Officer of Actel shall have delivered to GateField a certificate to the effect that each of the conditions specified above in Sections 7.2(a)-(b) is satisfied in all respects.

          (d) GateField and Actel shall have executed and delivered the Additional Agreements.

          (e) No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or the Additional Agreements, or (B) cause any of the transactions contemplated by this Agreement or the Additional Agreements to be rescinded following consummation, and no such injunction, judgment, order, decree, ruling or charge shall be in effect and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused or will likely cause any of the effects under clause (A) or (B) of this Section 7.2(e) to occur.

          (f) Actel shall have received from the General Counsel of Actel an opinion in form and substance as set forth in EXHIBIT 7.2(f) attached hereto, addressed to GateField, and dated as of the Closing Date (the "Actel Legal Opinion").


                                     ARTICLE VIII

                                   INDEMNIFICATION

     Section 8.1 SURVIVAL. Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of either party, all representations, warranties, covenants and agreements of each party in this Agreement shall survive the Closing of the transactions contemplated by this Agreement for a period of one (1) year after the Closing except for (i) the obligations set forth in Section 4.2(k) [Taxes] which shall survive for a period of ninety (90) days following the expiration of the period of limitations applicable to each respective Tax, and (ii) the obligations set forth in Section
5.8 [Unassigned Assets] which shall continue in full force and effect perpetually. Neither the period of survival nor the liability of a party with respect to such party's representations and warranties under this Agreement shall be reduced by any investigation made at any time by or on behalf of the other party and shall not be construed as a waiver of such party's rights to indemnity as herein provided for the breach of, inaccuracy of, or failure to perform or comply with any of such party's representations and warranties under this Agreement. If written notice of a Claim (as defined in Section 8.3 hereof) has been given prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such Claim until the Claim has been finally resolved.

     Section 8.2 SOLE REMEDY. Except as otherwise set forth in this Agreement, the indemnification obligations hereunder shall be the sole and exclusive remedy for any of the indemnified parties for any breach of any representation, warranty, agreement or covenant hereunder provided that nothing in this Agreement shall be construed as limiting in any way the remedies that may be available to a party in the event of fraud relating to the representations, warranties, agreements or covenants made by any other party in this Agreement.

     Section 8.3 INDEMNIFICATION BY GATEFIELD. Subject to the terms and conditions of this Article VIII, GateField hereby agrees to indemnify, defend and hold harmless Actel and each of its Affiliates against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses actually suffered or incurred by Actel or any of its Affiliates, including, without limitation, interest, penalties, reasonable attorneys' fees and reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever (collectively, "Damages") asserted against, resulting to, imposed upon or incurred by such parties, directly or indirectly, by reason of or resulting from:

          (a) any failure by GateField to perform any of its agreements or covenants under this Agreement or under any of the Closing Documents or other documents or instruments delivered by GateField pursuant to this Agreement;

          (b) any breach of any representation or warranty of GateField contained in or made pursuant to this Agreement;

          (c) any Liability of GateField (other than the Assumed Liabilities) to which Actel or any of its Affiliates may become subject that arises directly or indirectly from, relates directly or indirectly to, results directly or indirectly from or attaches directly or indirectly to, the Purchased Assets;

          (d) the operation of the Design Services Business on or at any time prior to the Closing; and

          (e) any suit, action or other proceeding brought by any governmental entity or any other Person arising out of, or in any way related to, any of the matters referred to in this Section 8.3 and which are the subject of indemnification under clauses (a) through (d) of this Section 8.3, other than the Assumed Liabilities (collectively with the claims set forth in Section 8.4, "Claims").

     Section 8.4 INDEMNIFICATION BY ACTEL. Subject to the terms and conditions of this Article VIII, Actel hereby agrees to indemnify, defend and hold harmless GateField and its Affiliates from and against all Damages asserted against, resulting to, imposed upon or incurred by GateField or any of its Affiliates, directly or indirectly, by reason of or resulting from:

          (a) any failure by Actel to perform any of its agreements or covenants under this Agreement or under any of the Closing Documents or other documents or instruments delivered by Actel pursuant to this Agreement;

          (b) any breach of any representation or warranty of Actel contained in or made pursuant to this Agreement;

          (c) any failure of Actel to perform and discharge the Assumed Liabilities on a timely basis;

          (d)  the operation of the Design Services Business after the Closing;
and

          (e) any suit, action or other proceeding brought by any governmental entity or other Person arising out of, or in any way related to any of the matters referred to in this Section 8.4 and which are the subject of indemnification under clauses (a) through (d) hereof.

     Section 8.5    INDEMNIFICATION PROCEDURES.   The obligations and
liabilities of either party to indemnify the other under Section 8.3 or 8.4 hereof shall be subject to the following terms and conditions:

          (a) In the event that an indemnified party suffers Damages, the indemnified party shall within thirty (30) days of discovering such Damages provide the indemnifying party with written notice thereof ("Notice of Claim"). The Notice of Claim shall state in reasonable detail the nature of the Claim, the specific provisions in this Agreement alleged to have been breached, the amount of the Claim for indemnification and method of computation thereof. Such amount shall represent the indemnified party's good faith estimate of the Damages. The indemnifying party shall have thirty
(30) days from receipt of the Notice of Claim to accept or reject the claim for indemnification. Any claim for Damages accepted by the indemnifying party or any Claim determined as valid under the Claim procedure set forth below, shall be deemed "Established Damages" for the purposes of this Agreement. If a Notice of Claim is given, and no rejection is received within thirty (30) days from receipt of the Notice of Claim, then the indemnifying party shall be deemed to have accepted such Claim.

          (b) If the indemnifying party rejects a Claim within such thirty (30) day period, the parties shall, in good faith, attempt to negotiate a resolution of such Claim within thirty (30) days thereafter (the "Resolution Period"). If the parties do not reach resolution during the Resolution Period, then the indemnified party may, within thirty (30) days after the end of the Resolution Period proceed to submit such Claim to arbitration under the rules then in effect of the American Arbitration Association. The determination of the arbitrator(s) shall be binding, final and conclusive on the parties.

The expenses in connection with any arbitration shall be borne equally by the parties unless determined otherwise by the arbitrator(s). If as a result of such arbitration it is determined that the indemnifying party is obligated for such Damages, the amount set by such arbitration shall be the amount of the Established Damages and the indemnifying party shall owe such amount. If as a result of such arbitration it is determined that the indemnifying party has no obligation to indemnify, the indemnifying party shall have no further liability on the Claim.

     Section 8.6    [Intentionally omitted.]

     Section 8.7 THIRD PARTY CLAIMS. The obligations and liabilities of the indemnifying party under this Article VIII with respect to Damages arising from Claims of any third party which are subject to the indemnification provided for in this Article VIII (a "Third Party Claim") shall be subject to the following additional terms and conditions:

          (a) If an indemnified party shall receive notice of the assertion or commencement of any Third Party Claim, the indemnified party shall promptly give the indemnifying party notice of such Third Party Claim; PROVIDED, HOWEVER, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Article VIII except to the extent the indemnifying party is materially prejudiced by such failure, and shall not relieve the indemnifying party from any other obligation or liability that it may have to any indemnified party otherwise than under this Article VIII.

          (b) If any Third Party Claim referred to in Section 8.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Third Party Claim, the indemnifying party will be entitled to participate in such Third Party Claim and, to the extent that it wishes (unless the indemnifying party is also a party to such Third Party Claim and reasonably determines in good faith that joint representation would be inappropriate), to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Third Party Claim, the indemnifying party will not be liable to the indemnified party under this Article VIII for any fees of other counsel or other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the indemnified party in connection with the defense of such Third Party Claim.

          (c) If the indemnifying party, within a reasonable time after notice of any Third Party Claim, fails to defend such Third Party Claim, the indemnified party will (upon further notice to the indemnifying party) have the right to undertake the defense of such Third Party Claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Third Party Claim at any time prior to settlement, compromise or final determination thereof. The party who is not undertaking the defense of a Third Party Claim may, at its sole expense, participate in (but not control) such defense. No compromise or settlement of any Third Party Claim shall be affected by the indemnifying party without the indemnified party's consent, which shall not be unreasonably withheld or delayed; and the indemnified party will have no liability with respect to any compromise or settlement of any Third Party Claim effected without its consent.

     Section 8.8    LIMITATIONS OF INDEMNIFICATION.   Notwithstanding anything
herein to the contrary, (i) the maximum aggregate liability of any party under this Article VIII shall not exceed that portion of the Purchase Price actually paid to GateField by Actel, and (ii) GateField and Actel shall not be liable to indemnify the other party for any Damages except to the extent that the cumulative amount of the Damages actually incurred by the other party hereto actually exceeds the sum of One Hundred Thousand Dollars ($100,000); PROVIDED, HOWEVER, when such Damages reach $100,000, the indemnified party shall be entitled to be indemnified against and compensated and reimbursed for all such Damages.

     Section 8.9    TAX EFFECTS OF LOSSES; MEANING OF AFTER-TAX BASIS.

          (a) In calculating any Damages for which indemnification is provided under this Article VIII, such indemnification payment shall be made on an after-tax basis such that the amount of any such losses shall in each case be reduced to take account of Net Tax Benefit to the indemnified party arising from the payment of or relating to any such Damages, as described in and subject to paragraph (b) below.

          (b) As used herein, the term "Net Tax Benefit" means (1) the actual federal, state and local tax savings that have resulted from any tax deduction or tax credit that (i) the indemnified party has claimed or is entitled to claim on a Federal, state or local income tax return filed for the tax year of such party in which the Damages are paid or incurred and (ii) is directly attributable to such Damages, less (2) the additional tax liability (whether resulting from an inclusion in income or a reduction in available deductions) attributable to the making of the indemnification payment.

     Section 8.10 RIGHT OF SET-OFF. Upon final adjudication or settlement of Claim for indemnification made by Actel under this Article VIII, Actel may, at its option, retain the amount payable in full or partial satisfaction of such Claim and reduce and offset any Earn-Out Payment due or that could be due in the future to GateField pursuant to Section 2.2 hereof, up to the total amount payable in satisfaction of such Claim. Prior to offsetting any amount against the Earn-Out Payments, Actel shall notify GateField of the nature and amount of any offset. If the amount payable to Actel in satisfaction of the Claim is greater than the total Earn-Out Payments due and that may become due in the future to GateField under Section 2.2 hereof, then Actel shall be entitled to offset any amount not able to be set-off against the Earn-Out Payments against payments due to GateField pursuant to the terms of the Product Marketing Agreement.


                                      ARTICLE IX

                                       GENERAL

     Section 9.1 ENTIRE AGREEMENT. This Agreement, the exhibits and schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter, except that the Nondisclosure Agreement signed by the parties shall survive as an independent agreement.

     Section 9.2 BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon GateField, its successors and permitted assigns, and Actel and its successors and permitted assigns. This Agreement and the Additional Agreements shall be assignable by Actel in connection with its proposed reincorporation into the State of Nevada.

     Section 9.3 NOTICE. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended or by being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

         If to GateField, to:     GateField Corporation
                                  47100 Bayside Parkway
                                  Fremont, CA 94538
                                  Attention:  President and CEO

         with a copy to:          Cooley Godward LLP
                                  Five Palo Alto Square
                                  3000 El Camino Real
                                  Palo Alto, CA  94306
                                  Attention: Eric C. Jensen, Esq.

         If to Actel, to:         Actel Corporation
                                  955 East Arques Avenue
                                  Sunnyvale, CA 94086
                                  Attention:  President and CEO

         with a copy to:          Wilson Sonsini Goodrich & Rosati
                                  650 Page Mill Road
                                  Palo Alto, CA  94304
                                  Attention:  Henry P. Massey, Jr., Esq.

     Section 9.4 CAPTIONS. The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

     Section 9.5 EXPENSES OF TRANSACTION; ATTORNEYS' FEES. GateField and Actel shall each pay their own respective costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby. In the event of any litigation or arbitration or other judicial proceedings arising out of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the other reasonable attorney fees and all costs incurred by such party in such proceeding.

     Section 9.6 WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given consent thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

     Section 9.7 NO THIRD-PARTY BENEFICIARIES. Except as otherwise expressly provided for in this Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

     Section 9.8 COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     Section 9.9 GENDER. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

     Section 9.10 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     Section 9.11 GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of California, as applied to contracts entered into and to be performed solely within the state.

     Section 9.12 OTHER REMEDIES. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Other than equitable remedies available to any party or claims based on fraud, Article VIII hereto shall be the sole remedy of any party hereto for breaches of representations, warranties, covenants and agreements set forth in this Agreement.

     Section 9.13 SCHEDULE AND EXHIBIT LIST. The following schedules and exhibits are incorporated into this Agreement by reference:

     Schedule 1.1(a)          Capital Equipment and Hard Assets
     Schedule 1.1(b)          Inventory and Work in Progress
     Schedule 1.1(c)          Assigned Contracts
     Schedule 1.1(d)          Accounts Receivable
     Schedule 1.1(e)          Trademarks
     Schedule 1.1(f)          Patents
     Schedule 1.1(g)          Facilities
     Schedule 1.1(h)          Other Assets
     Schedule 1.1(i)          Design Service Technology
     Schedule 1.2             Excluded Assets
     Schedule 1.3             Assumed Liabilities
     Schedule 2.2(a)(i)       Accounts Payable
     Schedule 5.8             Unassigned Assets
     Schedule 5.12            List of Design Services Business Employees
     Exhibit A                GateField Disclosure Schedule
     Exhibit B                Product Marketing Agreement
     Exhibit C                Stock Purchase Agreement
     Exhibit D                Rights Agreement
     Exhibit E                Assignment of Trademarks
     Exhibit F                Assignment of Patent Rights
     Exhibit G                Bill of Sale
     Exhibit H                Agency Agreement
     Exhibit 7.1(g)           Form of GateField Legal Opinion
     Exhibit 7.2(f)           Form of Actel Legal Opinion

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                              GATEFIELD CORPORATION


                              By:  /s/ James R. Fiebiger
                                 ----------------------------------
                              Name:     James R. Fiebiger
                              Title:    Chief Executive Officer


                              ACTEL CORPORATION


                              By:  /s/ John C. East
                                 ----------------------------------
                              Name:     John C. East
                              Title:    President and Chief Executive Officer